Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

NEW YORK, 9 May 2016 - Sotheby’s (NYSE: BID) today reported its financial results for the first quarter ended 31 March 2016.

For the three months ended 31 March 2016, Sotheby’s reported Adjusted Diluted Loss Per Share* of ($0.35) on an Adjusted Net Loss* of ($22.3) million. In the same period in 2015, Sotheby’s reported an Adjusted Diluted Earnings Per Share* of $0.11 on Adjusted Net Income* of $7.4 million. On an unadjusted GAAP basis, Sotheby’s reported a net loss of ($25.9) million, or ($0.41) per diluted share, for the first quarter of 2016 as compared to net income of $5.2 million, or $0.07 per diluted share, in the prior year.

The comparison to the first quarter results of 2015 is significantly impacted by a 35% decrease in Net Auction Sales, which is the primary factor in a 37% decrease in Agency commissions and fees in the current period. In the first quarter of 2015, Sotheby’s reported unusually strong sales, attributable to record level various-owner sales of Impressionist and Contemporary Art in London, the single-owner Bear Witness Contemporary Art sale in London, and Asian Art sales in New York, which led to an atypically profitable first quarter for the seasonality of Sotheby's business.

“As we exited 2015, it was clear that the significant market growth experienced in 2014 and the first part of 2015 had slowed somewhat, and the impact can be felt in our results for the first quarter,” said Tad Smith, President and Chief Executive Officer. “Nevertheless, we have experienced a number of high points so far in the second quarter, including a 17% sales increase in our April Hong

Exhibit 99.1

Kong series. The most significant indicators on the current state of the market will come in the next two weeks of auctions in New York and Geneva," adding, "we are cautiously optimistic about these sales.”

Chief Financial Officer Mike Goss said, “Completely consistent with the market-driven decline in our Net Auction Sales, our Agency revenues were down $53.9 million in dollar terms versus one year ago. To put the impact of this decline into perspective, our total swing in Adjusted Operating Results* for the quarter was $48.4 million, thus indicating the decline in Agency Segment revenue accounted for more than 100% of the change. In a nutshell, that is the major takeaway of this quarter.”

The worldwide art auction market has two principal selling seasons, which occur in the second and fourth quarters of the year. Second and fourth quarter Net Auction Sales have historically represented approximately 80% of total Net Auction Sales for the year. Accordingly, Sotheby's financial results are seasonal, with peak revenues and operating income occurring in those quarters. Consequently, first and third quarter results have historically reflected lower revenues when compared to the second and fourth quarters and, typically, net losses due to the fixed nature of many of Sotheby's operating expenses. Management believes that investors should focus on results for the six and twelve month periods, which better reflect the business cycle of the art auction market.

First quarter 2016 Auction Commission Margin improved to 15.4% from 15.0% in the prior period. Net Auction Sales relating to the Taubman Collection in the first quarter were $22.5 million. Excluding Taubman, Auction Commission Margin was 16.2% in the first quarter of 2016, or a 120 basis point increase from the prior year. According to Mr. Smith, “While much of this improvement is attributable to a shift in mix towards higher margin sales, some of this improvement can be attributed to greater pricing discipline.”

Exhibit 99.1

The Company also reported progress in repurchasing its common stock under its previously announced $325 million repurchase authorization. Thus far in 2016, as of 6 May, Sotheby’s has repurchased 8.0 million shares at an average price of $24.24, leading to a 12% reduction in the number of shares outstanding from period to period. According to Mr. Goss, “Not only do we believe these purchases represent an attractive opportunity for cash not currently needed for reinvestment in the business, they will also lead to significant accretion on an EPS basis in the future as well.”

Mr. Smith closed by saying, “We are excited about our prospects and continue to make significant progress against our strategic objectives. I am thrilled with the team we have in place and we are translating our hard work into tangible results and value creation for shareholders.”

Non-GAAP Financial Measures
*Adjusted Operating (Loss) Income (referred to above as "Adjusted Operating Results"), Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliation to the most comparable GAAP amount.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auctioneers and art dealers, the amount and quality property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well as an accompanying slide presentation will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on 9 May 2016, to discuss its first quarter 2016 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 86481758. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in

Exhibit 99.1

Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenues:
Agency commissions and fees	$81,065	$127,882
Inventory sales	6,794	12,983
Finance	14,755	12,687
License fees	2,162	1,974
Other	1,755	149
Total revenues	106,531	155,675
Expenses:
Agency direct costs	9,539	11,839
Cost of inventory sales	10,738	11,713
Cost of Finance revenues	4,394	3,388
Marketing	5,013	4,060
Salaries and related	68,171	62,930
General and administrative	35,676	34,729
Depreciation and amortization	5,296	4,782
Voluntary separation incentive programs (net)	(307)	—
CEO separation and transition costs	—	4,189
Restructuring charges (net)	—	(359)
Total expenses	138,520	137,271
Operating (loss) income	(31,989)	18,404
Interest income	396	129
Interest expense	(7,546)	(8,661)
Other income (expense)	47	(1,959)
(Loss) income before taxes	(39,092)	7,913
Equity in earnings of investees	396	1,144
Income tax (benefit) expense	(12,786)	3,924
Net (loss) income	(25,910)	5,133
Less: Net loss attributable to noncontrolling interest	(26)	(69)
Net (loss) income attributable to Sotheby's	$(25,884)	$5,202
Basic and diluted (loss) earnings per share - Sotheby’s common shareholders	$(0.41)	$0.07
Weighted average basic shares outstanding	63,022	69,090
Weighted average diluted shares outstanding	63,022	69,705
Cash dividends declared per common share	$—	$0.10

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are: (i) Adjusted Operating (Loss) Income; (ii) Adjusted Net (Loss) Income; and (iii) Adjusted Diluted (Loss) Earnings Per Share. Sotheby's definition of these non-GAAP financial measures is provided in the following paragraphs.
Adjusted Operating (Loss) Income (referred to in the earnings release as "Adjusted Operating Results") is defined as operating (loss) income excluding the impact of charges related to contractual severance agreements entered into in the first quarter of 2016 (recorded within Salaries and Related Costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO Separation and Transition Costs, and Restructuring Charges (net). Adjusted Net (Loss) Income is defined as Net (Loss) Income Attributable to Sotheby's, excluding the after-tax impact of charges related to contractual severance agreements entered into in the first quarter of 2016 (recorded within Salaries and Related Costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO Separation and Transition Costs, and Restructuring Charges (net). Adjusted Diluted (Loss) Earnings Per Share is defined as Diluted (Loss) Earnings Per Share excluding the per share impact of charges related to contractual severance agreements entered into in the first quarter of 2016 (recorded within Salaries and Related Costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO Separation and Transition Costs, and Restructuring Charges (net).
Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, and Adjusted Diluted (Loss) Earnings Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby’s forecasting and budgeting processes, as they provide helpful measures of Sotheby’s core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.
Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.
A reconciliation of each of these non-GAAP financial measures to the most comparable GAAP amount is presented in the following tables (in thousands of dollars, except per share data):

	Three Months Ended
	March 31, 2016	March 31, 2015
Operating (loss) income	$(31,989)	$18,404
Add: Contractual severance agreement charges	6,114	—
Add: Voluntary separation incentive program charges (net)	(307)	—
Add: CEO separation and transition costs	—	4,189
Add: Restructuring charges (net)	—	(359)
Adjusted Operating (Loss) Income	$(26,182)	$22,234
Variance versus prior period - $	$(48,416)
Variance versus prior period - %	N/A

Appendix B

	Three Months Ended
	March 31, 2016	March 31, 2015
Net (loss) income attributable to Sotheby's	$(25,884)	$5,202
Add: Contractual severance agreement charges, net of tax	3,742	—
Add: Voluntary separation incentive program charges (net), net of tax	(198)	—
Add: CEO separation and transition costs, net of tax	—	2,446
Add: Restructuring charges (net), net of tax	—	(225)
Adjusted Net (Loss) Income	$(22,340)	$7,423
Variance versus prior period - $	$(29,763)
Variance versus prior period - %	N/A

	Three Months Ended
	March 31, 2016	March 31, 2015
Diluted (loss) earnings per share	$(0.41)	$0.07
Add: Contractual severance agreement charges, per share	0.06	—
Add: Voluntary separation incentive program charges (net), per share	—	—
Add: CEO separation and transition costs, per share	—	0.04
Add: Restructuring charges (net), per share	—	—
Adjusted Diluted (Loss) Earnings Per Share	$(0.35)	$0.11
Variance versus prior period - $	$(0.46)
Variance versus prior period - %	N/A